Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 9, 2025

Registration Statement 333-279502

Nasdaq SFNC Fixed Income Investor Presentation September 2025

Forward-Looking Statements and Non-GAAP Financial Measures Forward-Looking Statements. Certain statements by Simmons First National Corporation (the “Company”, which where appropriate includes the Company’s wholly-owned banking subsidiary, Simmons Bank) contained in this presentation may not be based on historical facts and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “believe,” “contemplate,” “continue,” “estimate,” “expect,” “foresee,” “indicate,” “plan,” “potential,” “project,” “target,” “may,” “might,” “will,” “would,” “could,” “should,” “likely” or “intend,” future or conditional verb tenses, and variations or negatives of such terms or by similar expressions. These forward-looking statements include, without limitation, statements relating to the Company’s common equity offering and balance sheet repositioning (including but not limited to the pro forma financial impacts and benefits thereof, including as presented on slides 16 through 22); the Company’s offering of subordinated notes and the expected use of proceeds therefrom, including the contemplated redemption of the Company’s subordinated notes due 2028; the Company’s future growth; business strategies (including but not limited to the Company’s transformation strategy presented on slides 10 through 14); the Company’s long-term financial targets; revenue; expenses (including interest expense and non-interest expenses); assets; loan demand (including loan growth, loan capacity, and other lending activity); deposit levels; dividends; profitability; earnings; net interest margin; noninterest income; the Company’s common stock repurchase program; income tax deductions; credit quality; level of credit losses from lending commitments; estimated future swap income; adequacy of the allowance for credit losses; net interest revenue; liquidity; capital resources; the Company’s ability to recruit and retain key employees; legal and regulatory; anticipated loan principal reductions; estimated tax rates; plans for investments in and cash flows from securities; estimated reinvestment rates for loans and securities; estimated payoff rates for funding sources; and projections regarding loan repricing, securities investments and maturities thereof. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this presentation in that actual results could differ materially from those indicated in or implied by such forward-looking statements due to a variety of factors. These factors include, but are not limited to, changes in the Company’s operating or expansion strategy; the availability of and costs associated with obtaining adequate and timely sources of liquidity; changes in credit quality; changes in general market and economic conditions; changes in the investment environment and the market for debt securities, including prices therein; increased unemployment; labor shortages; possible adverse rulings, judgments, fines, settlements and other outcomes of pending or future litigation; the ability of the Company to collect amounts due under loan agreements; significant increases in nonaccrual loan balances; changes in consumer preferences and loan demand; the effectiveness of the Company’s interest rate risk management strategies; laws and regulations affecting financial institutions in general or relating to taxes; the effect of pending or future legislation; changes in governmental administrations; the ability of the Company to repurchase its common stock on favorable terms; the ability of the Company to successfully manage and implement its acquisition strategy and integrate acquired institutions; changes in tariff policies; difficulties and delays in integrating an acquired business or fully realizing cost savings and other benefits of mergers and acquisitions; changes in interest rates, deposit flows, real estate values, and capital markets; increased inflation; customer acceptance of the Company’s products and services and changes in customer behaviors; changes or disruptions in technology and IT systems (including cyber or other information technology threats, attacks and events); changes in accounting principles relating to loan loss recognition (current expected credit losses, or CECL); fraud that results in material losses or that we have not discovered yet that may result in material losses; the benefits associated with the Company’s early retirement program; pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, political crises, war, and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and between Israel and Iran) or other major events, or the prospect of these events; increased competition in the markets in which the Company operates and from non-bank financial institutions; changes in governmental policies; loss of key employees; reliance on third parties for key services; the soundness of other financial institutions and any indirect exposure related to the closings of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships; increased delinquency and foreclosure rates on commercial real estate and other loans; and other risk factors. Other relevant risk factors are detailed in the Company’s Form 10-K for the year ended December 31, 2024, the Company’s Form 10-Q for the quarter ended June 30, 2025, and other reports that the Company has filed with or furnished to the U.S. Securities and Exchange Commission (the SEC), all of which are available from the SEC on its website, www.sec.gov. In addition, there can be no guarantee that the board of directors (“Board”) of the Company will approve a quarterly dividend in future quarters, and the timing, payment, and amount of future dividends (if any) is subject to, among other things, the discretion of the Board and may differ significantly from past dividends. Any forward-looking statement speaks only as of the date of this presentation, and the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this presentation. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are based on hypothetical assumptions that may not accurately reflect future incomes, are not forecasts and are not guaranteed, and may differ significantly from actual results. Non-GAAP Financial Measures. This presentation contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance and capital adequacy. These measures adjust GAAP performance measures to, among other things, include the tax benefit associated with revenue items that are tax-exempt, as well as exclude from net income (including on a per share diluted basis), pre-tax, pre-provision earnings, net charge-offs, income available to common shareholders, non-interest income, and non-interest expense certain income and expense items attributable to, for example, merger activity (primarily including merger-related expenses), gains and/or losses on sale of branches, net branch right-sizing initiatives, early retirement program, termination of vendor and software services, FDIC special assessment charges and expenses related to the fraud event reported in the first quarter of 2025. In addition, the Company also presents certain figures based on tangible common stockholders’ equity, tangible assets and tangible book value, which exclude goodwill and other intangible assets, and presents certain other figures to include the effect that accumulated other comprehensive income could have on the Company’s capital levels. The Company further presents certain figures that are exclusive of the impact of deposits and/or loans acquired through acquisitions, mortgage warehouse loans, and/or energy loans, gains and/or losses on the sale of securities, or the Two Specific Credit Relationships. The Company’s management believes that these non-GAAP financial measures are useful to investors because they, among other things, present the results of the Company’s ongoing operations without the effect of mergers or other items not central to the Company’s ongoing business, present the Company’s capital inclusive of the potential impact of AOCI (primarily comprised of unrealized losses on securities), as well as normalize for tax effects and certain other effects. Management, therefore, believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s ongoing businesses, and management uses these non-GAAP financial measures to assess the performance of the Company’s ongoing businesses as related to prior financial periods. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the appendix to this presentation. 2

Important Notices and Disclaimers Pro Forma Financial Information. This presentation includes certain unaudited pro forma financial information for the second quarter of 2025. Although this presentation describes the current estimated impact of our offering of common equity and our balance sheet repositioning, as well as other actions described herein, and provides pro forma financial information reflecting such impacts, actual impacts and financial results will depend on a number of factors, including market conditions, business developments and other factors that may generally impact our forward-looking statements. We do not intend to update or otherwise revise these estimates and pro forma financial information to reflect future events or changes in estimates, market conditions or other business developments, and we do not intend to disclose publicly whether our actual results will vary from our estimates or pro forma financial information other than through the release of actual results in the ordinary course of business. No independent public accounting firm has compiled, examined or performed any procedures with respect to the anticipated financial information described above, nor have they expressed any opinion or other form of assurance on such information or its achievability. Our pro forma financial information is presented for illustrative purposes only and should not be regarded as a representation by us, our management or the underwriters as to our actual results or actual future performance. The assumptions and estimates underlying the pro forma financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our SEC filings. Accordingly, you should not place undue reliance on these estimates or the pro forma financial information. No Offer or Solicitation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. This presentation shall not constitute an offer to purchase or the solicitation of an offer to sell our Subordinated Notes due 2028. In addition, the redemption of the Subordinated Notes due 2028 will be made solely pursuant to a redemption notice delivered pursuant to the indenture governing such existing Subordinated Notes due 2028, and nothing contained herein constitutes a notice of redemption for such notes. Additional Information About the Offering. The Company has filed a registration statement (including a prospectus) (File No. 333-279502) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the registration statement (including the base prospectus) and the preliminary prospectus supplement relating to the offering and the documents incorporated by reference therein and any other documents that the Company has filed with the SEC for more information about the Company and the offering. You may obtain these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, you may request copies of the base prospectus and preliminary prospectus supplement by contacting Keefe, Bruyette & Woods, A Stifel Company by telephone at (800) 966-1559 or by e-mail at USCapitalMarkets@kbw.com, and by contacting Morgan Stanley & Co. LLC by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com. Certain information contained in this presentation and statements made orally during this presentation relates to or is based on publications and other data obtained from third party sources. While the Company believes these third party sources to be reliable as of the date of this presentation, the Company has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third party sources. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. 3

Terms of the Proposed Subordinated Debt Offering Issuer Simmons First National Corporation (NASDAQ: SFNC) Security Subordinated Notes due 2035 Amount $300 million Security Rating 1 Baa2 (Stable) by Moody’s Ratings Issuance Type SEC Registered Offering Structure Fixed-to-Floating Rate (Fixed during First Five Years) Term 10 Years No Call Period 5 Years To repay in full our outstanding $330 million of subordinated notes, with Use of Proceeds remaining proceeds (if any) for general corporate purposes Joint Bookrunning Managers 1 Rating disclaimer: A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating organization has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Today’s Presenters Jay Brogdon President Mr. Brogdon was named President effective January 1, 2023 Prior to assuming this role, Mr. Brogdon joined as CFO for Simmons First National Corporation and Simmons Bank in 2021 Previously served four years with a global accounting firm and 13 years in investment banking, collectively advising on more than $15 billion in transactions Mr. Brogdon will assume the role of CEO and join the board of directors effective January 1, 2026 Daniel Hobbs Executive Vice President and CFO Mr. Hobbs was named CFO effective December 4, 2023 Prior to joining the Company, Mr. Hobbs had been employed by a Southeastern bank with more than $150 billion in assets for 17 years, where he last served as Executive Vice President and Head of Finance Previously served in a multitude of financial leadership positions within the healthcare and retail industries Chris Van Steenberg Executive Vice President and COO Mr. Van Steenberg was named COO effective November 12, 2024 In this role, Mr. Van Steenberg is responsible for Community and Commercial Banking, Credit Risk and Lending Operations, Wealth Management, Digital Banking, Deposit and Treasury Management Operations and Marketing and Communications Previously served as Chief Digital and Product Officer for a Mid-South bank with more than $80 billion in assets Brad Yaney Executive Vice President and CRO Mr. Yaney was named CRO effective March 2022 In this role, Mr. Yaney’s responsible for credit analytics, consumer and small business credit, lending and credit card operations, credit policy and administration With nearly 25 years in banking, Mr. Yaney joined Simmons Bank in 2002 5

Company Overview 6

Company Overview $26.7 $21.8 BILLION BILLION TOTAL ASSETS TOTAL DEPOSITS $8.9 $17.1 BILLION BILLION ASSETS UNDER TOTAL LOANS MANAGEMENT/ ADMINISTRATION 14.4% 8.5% TOTAL RBC RATIO TCE RATIO1 4.2% 78% DIVIDEND YIELD2 LOAN TO DEPOSIT RATIO 1.48% 161% ACL TO TOTAL NPL COVERAGE LOANS RATIO Simmons First National Corporation A Mid-South based financial holding company serving our customers and the communities where we work and live since 1903 CONSECUTIVE YEARS 116 PAYING DIVIDENDS3 122 YEARS OF SERVICE 223 FINANCIAL CENTERS ACROSS SIX STATES Figures presented on this slide are as of June 30, 2025, unless otherwise noted. Does not reflect impacts of recent common equity offering or balance sheet repositioning. See slide 17 for additional information 1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations 2 Based on July 10, 2025, closing stock price of $20.19 and annualized dividend rate of $0.85 per share 3 The future payment of dividends is not guaranteed and is subject to various factors, including approval by the Company’s board of directors 7

The Culmination of a Deliberate Growth Strategy

1903 - 2012	Decade of geographic diversification and improving our growth profile	2023 - Present
A Firm Foundation	Geographic Transformation	Leadership Succession

- **On March 23, 1903**, Simmons National Bank opens for business in Pine Bluff, AR
- Total deposits collected on Day 1 were **$3,338.22**
- In 1909, Simmons paid its first cash **dividend** to shareholders and has continued to pay dividends for 116+ years consecutively[3]
- On October 16, 1992, shares of Simmons First National Corporation begin trading on the NASDAQ stock exchange



Total Assets
$ in billions
$3.5
$4.4
$4.6
$7.6
$8.4
$15.1
$16.5
$21.3
$22.4
$24.7
$27.5
$27.3
$26.9
$26.7
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2Q25
Liberty Bancshares, Inc.
Community First Bancshares, Inc.
Trust Company of the Ozarks
Southwest Bancorp, Inc.
First Texas BHC
Hardeman County Investment Company, Inc.
Triumph Bancshares, Inc.
Landmark Community Bank
Metropolitan National Bank
Delta Trust & Banking Corporation
Citizens National Bank
Reliance Bancshares, Inc.
Landrum Company
Spirit of Texas Bancshares, Inc.



6%
94%
$2.7B[1]
Total Deposits
83 Branches
Arkansas
Kansas



7%
1%
15%
42%
16%
18%
$22.1B[2]
Total Deposits
223 Branches
Arkansas
Texas
Tennessee
Missouri
Oklahoma
Kansas

- Prioritized internal focus, further integrating acquisitions and gaining efficient capacity through our **Better Bank Initiative**
- Shifted focus to **organic growth** as primary with M&A becoming increasingly opportunistic
- Attracting, developing and retaining **top talent** to carry the bank forward at every level
- Developed deep bench of **executive leadership** with significant runway and demonstrated ability to execute our strategy

Note: Percentages may not sum to 100% due to rounding
1 Total deposits and branch data as of June 30, 2012, based on FDIC Summary of Deposits filing
2 Total deposits and branch data as of June 30, 2024, based on FDIC Summary of Deposits filing
3 The future payment of dividends is not guaranteed and is subject to various factors, including approval by the Company's board of directors

8

Overview of Strategic Priorities 9

Key Strategies in Simmons Bank’s Transformative Journey 1 2 3 4 5 Operational Talent & Organic Profitability Balance Excellence Engagement Growth & Capital Sheet Allocation Optimization Delivering high-value earnings and attractive long-term shareholder returns 10

Operational Excellence - Better Bank Initiative

Peer-Leading Noninterest Expense Discipline[1]



Peer Average Growth of ~5.2% per year
$566MM
-.6%
$562MM
~$97MM Implied Expense Savings
$659MM
4Q22 Annualized Adjusted NIE[2]
2025 SFNC Consensus
Implied 2025 SFNC @ Peer Growth

- **Decreased expenses inclusive of 3 years of merit increases and heightened period of inflation**
  - ~$97MM of estimated implied expense savings relative to peers
- **Better Bank Initiative efficiencies include:**
  - Process improvements and automation
  - Branch consolidations
  - Since 2Q22, headcount lowered by 297 or 9% as of 2Q25
  - Contract renegotiations
- **Strategic investments driving significant value:**
  - Top talent acquisition across the bank
  - Built out peer-leading profitability framework
  - Centralized procurement driving better pricing and processes
  - Investments in Tech, Digital, Data and Analytics, business products and tools

Source: S&P Global Market Intelligence and FactSet.
1 Peer group includes the following tickers: ABCB, BANF, OZK, BOKF, CBSH, FBK, FFIN, HWC, HOMB, SFBS and TRMK
2 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation

11

Capitalizing on Market Dislocation Through Strategic Hires and Attractive Culture

Role	Year Hired	Prior Bank Assets
Executive Leadership Roles:		
Chief Technology Officer (CTO)	2025	+$15B
Director of Enterprise Risk Management	2024	+ $85B
Chief Operating Officer (COO)	2024	+$80B
Chief Financial Officer (CFO)	2023	+$150B
Corporate Treasurer	2022	+$100B
Production Roles:		
Consumer/Business Strategy and Performance Leader	2025	+$40B
Director of Payment Products and Sales Strategy	2025	+$50B
Regional C&I Leader	2025	+$40B
Commercial Real Estate Executive	2024	+$1T
Regional Private Wealth Leader	2024	+$50B
Head of Private Banking	2024	+$1T
Regional C&I Executive Leader	2023	+$1T
Director of Treasury Management Sales	2023	+$500B
Profitability Roles:		
Divisional CFO	2025	+$40B
Director of Procurement	2024	+$100B
Build Out of Customer Profitability Team	2023	+$100B
Deputy Treasurer	2023	+$100B

Demonstrated ability to attract talent with strong skillsets from peer and larger institutions

- **In addition to attracting strategic, corporate and business unit leadership talent, since December 2023 we have:**
  - Onboarded 49 externally sourced producers and market leaders
  - Elevated 24 internal associates based on performance and alignment with strategic objectives
- **Our people remain a powerful driver of our success:**
  - Talent pipeline remains strong
  - 2025 Associate Engagement score is in line with benchmark, a 5% increase from 2024, and at highest level in the past decade
  - 2025 Manager Effectiveness is 7% above benchmark and at highest level in the past decade
  - 2025 YTD voluntary turnover is at lowest level in the past decade

12

C&I Banking Progress Demonstrated in Pipeline Mix & TM Fee Growth

C&I share of pipeline at all-time high of 46%


C&I Banking[1]
Pipeline and Portfolio Mix
36%
38%
42%
46%
35%
36%
36%
37%
2023
2024
1Q25
2Q25
Pipeline Share %
Portfolio - Current Balance

Focus on C&I yields, steady TM fee growth


Net Treasury Management Fees
21% CAGR since 2022
$10.0MM
$14.9MM
$16.4MM
$17.8MM
2022
2023
2024
2025 YTD Annualized

- **Continue to benefit from strong CRE capabilities**
  - Recycles capital quickly and generates attractive risk-adjusted returns
  - Expect slower longer-term growth relative to other areas of the portfolio
  - Current environment further impacted by permanent market paydowns
- **Continued investment and focus in C&I**
  - Focus on small business, business and middle-market commercial banking
  - Expect longer term growth rate to exceed other areas of the portfolio
  - C&I pipeline balances increased 55% from 2024 as of 2Q25
- **Efforts across all business units:**
  - Sales performance and analytics to capitalize on strong CX capabilities (NPS[2] of 77.3, top quartile in banking)
  - Quality metrics to drive deposit growth and relationship primacy through incentive programs
  - Banker tooling and development programs, coupled with targeted investment in talent upgrades

1 Includes all non-CRE commercial lending (C&I, Owner-occupied, and Agri)
2 Net Promoter Score

13

Peer Leading Profitability Framework Established a proprietary profitability framework to inform capital allocations and ensure pricing decisions are aligned with corporate return targets Customer Officer Relationship Segment Account Product Region Industry Market 2023 – Hired Director of Profitability with extensive experience developing and directing profitability framework at $100B bank 2024 – Completed lift out of profitability team from $100B bank – Implemented commercial relationship pricing model and pricing governance framework – Launched new banker incentive plan incorporating key profitability components in goal-setting, performance measurement, and incentive payout 2025 – Rolled out new branch banking incentive plan incorporating product relative values tied to profitability measurement – Launched account level, risk-based, profitability system to achieve effective allocation of capital across businesses and products Efforts achieved to date: – Originated new business is generating returns 5% above the legacy portfolio – Improvement in loan yields and deposit costs has outperformed peers by +10 bps and (7) bps over the last twelve months, respectively – Deepened full relationships and increased referral activity – Established a profitability culture across the bank Long-Term Financial Operating Targets: ROATCE ROAA Efficiency Ratio 14%—16% 1.25%+ < 55% Simmons Bank’s strategy incorporates our unwavering commitment to Soundness, Profitability and Growth. 14

Recent Developments 15

Recent Balance Sheet Repositioning Expected to Enhance Profitability Overview of Executed Balance Sheet Repositioning Simmons recently executed a repositioning of a portion of the former held-to-maturity (“HTM”) securities portfolio Approximately $3.6 billion of securities in the portfolio were transferred from HTM to available-for-sale (“AFS”) Simmons then sold $3.2 billion (amortized cost) of the AFS securities portfolio for approximately $2.4 billion The repositioning followed an upsized common equity offering that generated net proceeds of approximately $327.0 million Proceeds from the transaction are being used to:—Reduce wholesale borrowings—Improve liquidity profile of securities portfolio Moody’s Ratings confirmed SFNC’s Baa2 rating on July 22 and its outlook changed to stable Strategic Rationale We expect that the balance sheet repositioning will:—Enhance risk management More effectively and efficiently manage interest rate risk Enhance liquidity and economic capital position Improve buffers to capital through enhanced earnings—Bolster earnings profile today with achievable upside Meaningful improvement to NII, PPNR and EPS Expansion in key return metrics TBVPS growth potential unlocked—Accelerate optimization of earning asset and funding mix Improve balance sheet flexibility Propel organic growth and capital generation NII – Net interest income PPNR – pre-provision net revenue 16

Summary of Recent Balance Sheet Repositioning and Common Equity Offering

Transaction Summary[1]

Common Equity Capital Raise	Gross Offering Proceeds: **$345M**
	Net Offering Proceeds: **~$327M**
Transfer HTM Portfolio to AFS	Book Value of Securities: **~$3.6B**
Securities Sold	FMV of Securities: **~$2.4B**
	After-Tax Loss: **~$607M**
	FTE Yield (Book Value): **~2.35%**
	WAL of Securities Sold: **~13 years**
Balance Sheet Adjustments	Reinvest in New Securities: **$500M @ ~4.85%**
	Pay Down Wholesale Borrowings[5]: **$2.3B @ ~4.43%**

Pro Forma Financial Highlights

	Reported 2Q25	Adjusted 2Q25[2,4]	Pro Forma[4]
Securities / Total Assets	22.5%	---	14.4%
Loans HFI / Deposits	78.4%	---	85.3%
Wholesale Funding / Total Funding[3,5]	17.2%	---	7.4%
Tangible Common Equity Ratio[4]	8.5%	6.6%	8.7%
Tier 1 Leverage Ratio	10.0%	8.2%	9.9%
CET1 Ratio	12.4%	9.9%	11.5%
Total Risk-Based Capital Ratio	14.4%	12.0%	13.5%

1 Actual amounts and terms may vary depending on market conditions and execution
2 Inclusive of after-tax loss from transfer of HTM portfolio to AFS of ~$501 million
3 Total funding equals total deposits and FHLB & other borrowings
4 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation
5 The Company expects to complete pay-downs of wholesale borrowings during mid-September 2025

17

Capital Base Well-Positioned for Continued Growth

Tangible Common Equity Ratio[1]


8.5%
6.6%
Reported
Adj. HTM Loss[2]
8.7%
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

Tier 1 Leverage Ratio


10.0%
8.2%
9.9%[1]
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

CET1 Ratio


12.4%
9.9%
11.5%[1]
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

Total Risk-Based Capital Ratio


14.4%
12.0%
13.5%[1]
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

Capital ratios shown on a consolidated basis. See slide 17 for additional information about common equity offering and balance sheet repositioning
1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation
2 Inclusive of after-tax loss from transfer of HTM portfolio to AFS of ~$501 million

18

Balance Sheet Repositioning Unlocks Earnings Potential

Net Interest Income *($ in millions)*



+10%
$171.8
$188.4 [1]
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

Pre-Provision Net Revenue (PPNR)[1] *($ in millions)*



+21%
$77.3
$93.9
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

Adjusted Return on Average Assets[1]



+26bps
0.84%
1.10%
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

Adjusted Return on Average TCE[1]



+3.0%
11.0%
14.0%
2Q25
Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning

1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation. Pro forma ratios presented on this slide are based on annualized 2Q25 pro forma earnings

19

Improved Risk Profile of Balance Sheet Supports Durable Growth1 Reduction in Interest Rate Exposure Sale of long duration assets improves resilience of the balance sheet to weather different macroeconomic environments Strengthens level and reduces volatility of economic capital which improves sustainability of growth Move from slightly liability sensitive to a more asset sensitive position Efficiency in how we position balance sheet on a go forward basis – Hedging program may be used but not contemplated in transaction Economic TCE Ratio2 Sensitivity to +100 bps Rate Shock Economic TCE Ratio Economic TCE Ratio + 100 bps Shock (52) bps 8.7% (122) bps 8.1% 6.6% 5.4% 2Q25 Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning Improvement in Funding & Liquidity Profile Improves quality of funding with reduced reliance on wholesale liabilities Enhances the quality of liquid assets – including maturity profile, ratings (GSE) and bond size (larger blocks) Increases contingent liquidity capacity Continues focus on growing core customer deposits Wholesale Funding / Total Funding3 17.2% 7.4% 2Q25 Pro Forma 2Q25: Common Offering + Balance Sheet Repositioning Increases flexibility to support our strategy and lean into growth opportunities 1 Summary of expected impacts of successful completion of offering and balance sheet repositioning, and subject in all respects to the disclaimers on slides 2 and 3 2 In this presentation, Economic TCE Ratio is also referred to as adjusted tangible common equity to tangible assets 3 Total funding equals total deposits and FHLB & other borrowings 20

Credit Ratings and Maturity Profile

As of August 29, 2025	Moody's
Simmons First National Corporation	
Long-Term Issuer Rating	Baa2
Subordinated Debt	Baa2
Outlook	Stable

As of August 29, 2025	Moody's
Simmons Bank	
Short-Term Deposit Rating	P-1
Long-Term Deposit Rating	A2
Baseline Credit Assessment	Baa1
Outlook	Stable

Debt Maturity Profile

Term/Structure	Entity	Rank	Maturity Date	Call Date	Amount ($000)	Front-End Coupon	Back-End Coupon	Current Coupon
10 yr NC 5	HoldCo	Subordinated	4/1/2028	3/31/2023	$330,000	5.00%	3M CME term SOFR + 241bps	3M CME term SOFR + 241bps
10 yr NC 5	HoldCo	Subordinated	7/31/2030	7/30/2025	$37,000	6.00%	SOFR + 592bps	SOFR + 592bps

$37mm of subordinated debt redeemed in full on July 31, 2025 [1]

$330M subordinated debt receiving 40% Tier 2 capital treatment given remaining time to maturity

Source: S&P Global Market Intelligence

Rating disclaimer: A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating organization has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

1 The Company assumed subordinated debt in an aggregate principal amount, net of premium adjustments, of $37.4 million in connection with the Spirit acquisition in April 2022 (the "Spirit Notes"). During the quarter ended June 30, 2025, the Company issued a notice of redemption to redeem the Spirit Notes, due 2030, with an aggregate principal amount of $37.0 million, which were redeemed and paid off in full on July 31, 2025

21

Balance Sheet Repositioning Accelerates Path to Long-Term Financial Targets ROAA Run Rate 1.25%+ 1.10% 0.84% 2Q25 Pro Forma Target Adjusted 2Q25 Adjusted ROAA ROAA1 ROAA 1 Strategic Levers Continue to invest in organic growth – talent and tools focused on primary operating relationships – CRE (existing strength) – C&I (emerging capabilities) – Private banking – Agri, consumer and other Pursue structural transformation opportunities – Optimize consumer and small business banking (branch and digital) – Organizational redesign and back-office optimization to simplify and scale – Commercial / Business banking tools / Analytics – Treasury management platform, products and pricing – Sales effectiveness programs 1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation 22

Compelling Investment Opportunity Geographically diverse franchise with a meaningful presence in attractive growth markets Deep bench of talent with leadership succession in place, creating a long runway for growth 120+ year history with a legacy of soundness highlighted by 116 years of consecutive dividends Stable core deposit base, coupled with a strong lending platform focused on small business, business and commercial organic growth Optimal size with scale to invest and room to run before approaching $100 billion Poised to take advantage of market disruption 23

Appendix 24

2Q25 Highlights

- **Strong top-line growth drives performance**
  - Adjusted net income of $56.1 million[1] and adjusted diluted EPS of $0.44[1]
  - Net interest margin surpasses 3% mark ahead of expectations
    - Net interest margin at 3.06%, up 11 bps linked quarter and 37 bps year-over-year
    - 5th consecutive quarterly increase in net interest margin
    - Pricing discipline leads to 6 bps increase in loan yields linked quarter
    - Cost of deposits decline for 3rd consecutive quarter, down 8 bps vs 1Q25
  - Total revenue tops $214 million and adjusted PPNR totaled $77.3 million[1]
    - Net interest income up $8.4 million, or 5%, on a linked quarter basis
    - Adjusted noninterest expense was $136.8 million[1], down 5% vs 1Q25
- **Positive underlying balance sheet momentum**
  - Total loans at $17.1 billion, up slightly on a linked quarter basis
    - Average loans at $17.0 billion, up 3% on a linked quarter annualized basis
    - Linked quarter growth driven by C&I, agricultural, and consumer & other portfolios
    - Unfunded commitments rose for 3rd consecutive quarter
  - Total deposits at $21.8 billion, up 1% linked quarter
    - Low-cost customer deposits increase $233.1 million vs 1Q25
- **Credit quality remains healthy**
  - Net charge offs at 25 bps in 2Q25; provision expense exceeded net charge-offs
  - ACL ratio at 1.48%, unchanged from 1Q25 levels

	Reported	Adjusted[1]
Net income	$54.8M	$56.1M
EPS (diluted)	$0.43	$0.44
Revenue	$214.2M	$214.2M
PPNR[2]	$75.6M	$77.3M
NIM	3.06%	
NCO ratio	25 bps	
ACL ratio	1.48%	
NPL/Loans	92 bps	

Comparisons on this page are 2Q25 vs 1Q25, unless otherwise noted
Bps = basis points
1 Non-GAAP measures that management believes aid in the discussion of results. See Appendix for Non-GAAP reconciliations
2 All pre-provision net revenue (PPNR) figures set forth in this row are Non-GAAP measures. See footnote 1 for more information

25

Balance Sheet Highlights Average Loans $ in billions $17.2 $17.2 $17.1 $17.0 $16.9 2Q24 3Q24 4Q24 1Q25 2Q25 Yield1 6.39% 6.44% 6.32% 6.20% 6.26% Loans $ in billions; Period End Balances $17.2 $17.3 $17.1 $17.1 $17.0 2Q24 3Q24 4Q24 1Q25 2Q25 Average Investment Securities $ in billions $6.6 $6.4 $6.3 $6.1 $6.0 2Q24 3Q24 4Q24 1Q25 2Q25 Yield1 3.68% 3.63% 3.54% 3.48% 3.48% Investment Securities $ in billions; Period End Balances $6.6 $6.3 $6.2 $6.1 $6.0 2Q24 3Q24 4Q24 1Q25 2Q25 Average Deposits $ in billions $22.0 $21.7 $21.9 $21.7 $21.4 $17.4 $17.2 $17.4 $17.3 $17.0 $4.6 $4.5 $4.5 $4.3 $4.4 2Q24 3Q24 4Q24 1Q25 2Q25 Cost Noninterest Bearing Interest Bearing 2.79% 2.79% 2.60% 2.44% 2.36% Deposits $ in billions; Period End Balances $21.8 $21.9 $21.9 $21.7 $21.8 $17.2 $17.4 $17.4 $17.2 $17.4 $4.6 $4.5 $4.5 $4.5 $4.5 2Q24 3Q24 4Q24 1Q25 2Q25 Noninterest Bearing Interest Bearing 1 Yield is presented on a fully taxable equivalent (FTE) basis using an effective tax rate of 26.135% 26

Income Statement Highlights Net Interest Income $ in millions $171.8 $164.9 $163.4 $157.7 3Q24 4Q24 1Q25 2Q25 NIM1 2.74% 2.87% 2.95% 3.06% NIE and Adjusted NIE2 $ in millions $144.6$143.6 $141.1 $139.3 $138.6 $137.2 $136.8 $136.8 3Q24 4Q24 1Q25 2Q25 Noninterest Expense Adjusted Noninterest Expense2 Total Revenue and Adjusted Total Revenue2 $ in millions $214.2 $214.2 $208.5 $208.5 $209.6 $209.6 $203.2 $174.8 3Q24 4Q24 1Q25 2Q25 Total Revenue Adjusted Revenue2 Net Income and Adjusted Net Income2 $ in millions $56.1 $54.8 $49.6 $46.0 $48.3 $33.1 $32.4 $24.7 3Q24 4Q24 1Q25 2Q25 Net Income Adjusted Net Income2 PPNR2 and Adjusted PPNR2 $ in millions $77.3 $75.6 $69.2 $66.4 $67.4 $65.0$66.0 $37.6 3Q24 4Q24 1Q25 2Q25 PPNR2 Adjusted PPNR2 Diluted EPS and Adjusted Diluted EPS2 $0.44 $0.43 $0.38 $0.39 $0.37 $0.26$0.26 $0.20 3Q24 4Q24 1Q25 2Q25 Diluted EPS Adjusted Diluted EPS2 PPNR – Pre-provision net revenue NIE – Noninterest Expense EPS – Earnings per Share 27 1 Net interest margin (NIM) is presented on a fully taxable equivalent (FTE) basis using an effective tax rate of 26.135% 2 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations

Net Interest Margin (FTE)

Net Interest Margin
FTE (%)



+37 bps
2.69%
2.74%
2.87%
2.95%
3.06%
+11 bps
2Q24
3Q24
4Q24
1Q25
2Q25

Net Interest Margin Evolution
FTE



2.95%
5 bps
4 bps
2 bps
3.06%
1Q25
Funding Rate
Loan Yield
Other
2Q25

Select Yields/Rates
FTE (%)



6.39
6.44
6.32
6.20
6.26
5.84
5.79
5.32
5.09
4.97
3.68
3.63
3.54
3.48
3.48
2.79
2.79
2.60
2.44
2.36
2Q24
3Q24
4Q24
1Q25
2Q25
Loan Yield (FTE)
Securities (FTE)
Cost of Deposits
Other Borrowings

Estimated Future Swap Income[1]
$ in millions; Based on Forward Fed Funds rates



Assumed Average Effective Fed Funds Rate
4.20%
3.95%
3.64%
3.42%
3.23%
$7.7
$7.1
$6.2
$5.6
$5.3
3Q25
4Q25
1Q26
2Q26
3Q26

Commentary
(2Q25 vs 1Q25)

- Expansion primarily driven by fixed-rate asset repricing coupled with decreased deposit costs from lower rates on time deposits and favorable funding mix shift
- NIM surpasses 3% mark ahead of expectations
  - **NIM at 3.06 percent, up 11 bps**
  - **5th consecutive quarter of NIM expansion**
- Reflects focus on maintaining loan pricing discipline and continued proactive deposit pricing management
  - **6 bps** increase in loan yields
  - **8 bps** decrease on cost of deposits
- $37M of 6% subordinated debt from Spirit of Texas acquisition was called on 7/31/25
- Remaining balance of purchase accounting accretion at 6/30/25 was $4.8 million

FTE – Fully taxable equivalent using an effective tax rate of 26.135%
Totals may not foot due to rounding
1 Estimated swap income based on projected forward effective fed funds rates as of June 30, 2025. Does not include potential impact of hedge ineffectiveness that is recorded in interest income. Under the terms of the swap agreement, the Company receives Effective Fed Funds rate and pays a fixed rate of approximately 1.21%

28

Deposits

Deposit Mix

$ in billions; Period End Balances



$21.8
$21.9
$21.9
$21.7
$21.8
$2.9
$3.4
$3.3
$2.9
$3.2
$2.8
$2.7
$2.8
$3.0
$2.7
$3.4
$3.3
$3.1
$3.0
$2.9
$8.0
$8.0
$8.2
$8.3
$8.5
$4.6
$4.5
$4.5
$4.5
$4.5
2Q24
3Q24
4Q24
1Q25
2Q25
Noninterest Bearing
Interest Bearing Transaction Accounts
Time Deposits
Public Funds (interest bearing)
Brokered Deposits

Linked Quarter Deposit Change[1]

$ in millions; Period End Balances



Total Deposits
$140
Noninterest Bearing Transaction Accounts
$13
Interest Bearing Transaction and Savings Accounts
$220
Time Deposits
$(81)
Public Funds (interest bearing)
$(336)
Brokered Deposits (MM & CDs)
$324
Low-Cost Customer Deposits
+$233M

Commentary

- Positive remix in the quarter, led by a **$233 million** increase in low-cost customer deposits
- **8 basis point decrease** in cost of deposits on a linked quarter basis
- Focus remains on optimizing deposit balances and proactively managing costs
- **~79% of deposits** are FDIC insured or are collateralized deposits

Evolution of Funding Rates

56% interest bearing deposit beta since 2Q24[2]



Interest Bearing Deposits
Cost of Deposits
Avg Fed Funds Rate
3.65%
4.52%
4.99%
5.26%
5.33%
5.33%
5.33%
5.27%
4.66%
4.33%
4.33%
1.41%
2.10%
2.57%
3.06%
3.31%
3.48%
3.53%
3.52%
3.28%
3.05%
2.97%
1.02%
1.58%
1.96%
2.37%
2.58%
2.75%
2.79%
2.79%
2.60%
2.44%
2.36%
2Q22
3Q22
4Q22
1Q23
2Q23
3Q23
4Q23
1Q24
2Q24
3Q24
4Q24
1Q25
2Q25

Source: Average Fed Funds rate based on data from www.macrotrends.net

1 Linked quarter growth is 2Q25 vs 1Q25. The categories titled "Interest Bearing Transaction Accounts" and "Time Deposits" exclude public funds and brokered deposits, which are each shown as separate categories

2 Deposit beta calculated as change in cost of deposits from 2Q24 to 2Q25 divided by the change in quarterly average Federal Funds Effective rate for 2Q24 vs 2Q25

29

Loans: Well-diversified, granular portfolio and conservative credit culture

Loan Portfolio Waterfall

$ in millions



$17,094
$2,225
$(2,248)
$40
$17,111
Funded loans /advances
Paydowns/ payoffs
Other[1]
Total loans at 3/31/25
Total loans at 6/30/25

Linked Quarter Change by Loan Type

$ in millions



Total Loans $17
RE – Commercial $(90)
RE – Construction $7
Commercial[2] $77
RE – Single Family $(21)
Consumer & Other $33
Agricultural $68
Mortgage Warehouse $(47)
Run-Off Portfolio[3] $(10)

Unfunded Commitments

$ in millions



RE - Construction
Commercial
RE - Single Family
RE - Commercial
Agriculture
Consumer/Other
$3,746
$3,681
$3,739
$3,888
$3,947
2Q24
3Q24
4Q24
1Q25
2Q25
94% variable rate
• 62% tied to Prime
• 38% tied to SOFR

Commentary

- Well-diversified, granular portfolio with no significant industry or geographic concentrations
- Average loans at $17.0 billion, up 3% on a linked quarter annualized basis
- Commercial loan pipeline remains strong and unfunded commitments rose for 3rd consecutive quarter
- Minimal exposure to Shared National Credits (SNC)
  - SNC totaled ~1% of total loans
  - Additional banking relationships with all borrowers

1 "Other" includes linked quarter change associated with loan portfolios impacted by seasonality (agricultural, mortgage warehouse and credit cards) and change in run-off portfolio
2 Commercial loan change excludes the impact of loans included in the run-off portfolio
3 "Run-off portfolio" consists of small ticket equipment finance and acquired asset based lending portfolios

30

Pipelines: Represent opportunities that meet pricing and disciplined credit appetite Commercial Loan Pipeline by Category $ in millions Opportunity Proposal Ready to Close $1,815 $1,631 $1,265 $757 $1,244 $564 $1,013 $1,002 $948 $549 $552 $249 $292 $381 $330 $416 $121 $168 $199 $147 $189 $343 $485 $551 $527 $514 $809 $775 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 Rate Ready to 8.44% 8.38% 8.68% 8.31% 7.93% 7.39% 7.35% Close1 Mortgage Loan Volume $ in millions Mortgage Closed Loan Volume Mortgage Pipeline Volume $25 $31 $27 $29 $16 $32 $17 $111 $89 $110 $69 $78 $75 $69 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 1 Rate ready to close represents the weighted average rate on commercial loans that are ready to close and does not include fees, including FAS 91 fees, associated with those commercial loans Commentary Continued focus on maintaining prudent underwriting standards and pricing discipline $564 million of ready to close loans in the commercial pipeline as of June 30, 2025, with a rate1 of 7.35% Mortgage loan originations in 2Q25 83% purchase 17% refinance 31

Pipelines: Represent opportunities that meet pricing and disciplined credit appetite Commercial Loan Pipeline by Category $ in millions Opportunity Proposal Ready to Close $1,815 $1,631 $1,265 $757 $1,244 $564 $1,013 $1,002 $948 $549 $552 $249 $292 $381 $330 $416 $121 $168 $199 $147 $189 $343 $485 $551 $527 $514 $809 $775 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 Rate Ready to 8.44% 8.38% 8.68% 8.31% 7.93% 7.39% 7.35% Close1 Mortgage Loan Volume $ in millions Mortgage Closed Loan Volume Mortgage Pipeline Volume $25 $31 $27 $29 $16 $32 $17 $111 $89 $110 $69 $78 $75 $69 4Q23 1Q24 2Q24 3Q24 4Q24 1Q25 2Q25 1 Rate ready to close represents the weighted average rate on commercial loans that are ready to close and does not include fees, including FAS 91 fees, associated with those commercial loans Commentary Continued focus on maintaining prudent underwriting standards and pricing discipline $564 million of ready to close loans in the commercial pipeline as of June 30, 2025, with a rate1 of 7.35% Mortgage loan originations in 2Q25 83% purchase 17% refinance 31 Loans: Loan portfolio by type and key credit metrics as of March 31, 2025 as of June 30, 2025 % of % of Past Due 30+ Unfunded Unfunded Balance Total Balance Total Days Classified Nonperforming Commitment ACL Commitment $ in millions $ Loans $ Loans $ $ $ $ % Reserve Total Loan Portfolio Credit Card 180 1% 176 1% 2 1 1—3.46% -Consumer – Other 97 1% 124 1% 1 — 34 2.73% 0.59% Real Estate – Construction 2,778 16% 2,785 16% 5 13 10 1,900 1.49% 1.03% Real Estate – Commercial 8,051 47% 7,961 47% 4 321 78 288 1.51% 0.34% Real Estate—Single-family 2,647 15% 2,626 15% 14 41 34 313 1.62% 0.80% Commercial 2,373 14% 2,440 14% 2 59 33 1,256 1.43% 0.16% Mortgage Warehouse 371 2% 324 2% — — 0.20% -Agriculture 265 2% 333 2% 1 2 1 155 0.66% 0.16% Other 332 2% 342 2% ——1 0.65% 0.06% Total Loan Portfolio 17,094 100% 17,111 100% 29 437 157 3,947 1.48% 0.65% Loan Concentration (Holding Company Level) C&D 93% 94% CRE 269% 268% Select Loan Categories Retail 1,227 7% 1,164 7%—6 5 122 0.89% 0.61% Nursing / Extended Care 240 1% 231 1%—108—2 7.71% 0.03% Healthcare 606 4% 586 3%—19 3 93 1.10% 0.13% Multifamily 1,808 11% 1,852 11% 2 36 12 501 1.33% 0.51% Hotel 702 4% 698 4%—61 27 164 3.98% 1.66% Restaurant 582 3% 603 4%—37 28 33 3.64% 0.44% NOO Office 811 5% 782 5%—15 8 127 2.43% 1.40% NOO Industrial Warehouse 1,366 8% 1,371 8%—18 1 459 0.29% 0.14% Run-Off Portfolio1 57 <1% 47 <1% 1 4 4 12 7.16%—1 “Run-off portfolio” consists of small ticket equipment finance and acquired asset based lending portfolios 32

Loans: Conservative LTVs underpin prudent underwriting standards in key sectors

Loan Portfolio – Geographic diversification
By State


$16.6B[1]
33%
19%
14%
9%
4%
2%
19%
Texas
Arkansas
Tennessee
Missouri
Oklahoma
Kansas
Other

Top 10 MSAs	% of Total Loans[1]	% of Total Commitments[1]
Dallas-Plano-Irving	9.5%	9.2%
Houston-Sugarland-Baytown	8.9%	8.3%
Little Rock-North Little Rock-Conway	5.8%	6.0%
Nashville-Davidson-Murfreesboro	5.0%	5.9%
Memphis	5.0%	4.8%
Fort Worth-Arlington	4.1%	4.0%
Fayetteville-Springdale-Rogers	3.2%	3.1%
St. Louis	2.7%	2.6%
Kansas City	2.1%	2.4%
Jonesboro	2.1%	2.1%

Office (non-owner occupied permanent)
By State


$0.7B
47%
12%
13%
8%
2%
2%
16%
Texas
Arkansas
Tennessee
Missouri
Oklahoma
Kansas
Other

Key Statistics	At 6/30/25
NPL Ratio	0.00%
Past Due 30+ Days	0.00%
Average Loan Size	$2.2M
Median Loan Size	$0.5M
Number of Loans <$1M	63%
Average LTV	47.3%
Weighted Average LTV	53.4%

Multifamily (permanent)
By State


$0.9B
37%
17%
15%
6%
5%
14%
6%
Texas
Arkansas
Tennessee
Missouri
Oklahoma
Kansas
Other

Key Statistics	At 6/30/25
NPL Ratio	1.29%
Past Due 30+ Days	0.24%
Average Loan Size	$3.0M
Median Loan Size	$0.6M
Number of Loans <$1M	65%
Average LTV	51.4%
Weighted Average LTV	62.3%

Retail (non-owner occupied permanent)
By State


$0.9B
47%
14%
11%
8%
5%
1%
14%
Texas
Arkansas
Tennessee
Missouri
Oklahoma
Kansas
Other

Key Statistics	At 6/30/25
NPL Ratio	0.47%
Past Due 30+ Days	0.02%
Average Loan Size	$1.8M
Median Loan Size	$0.9M
Number of Loans <$1M	51%
Average LTV	48.1%
Weighted Average LTV	56.0%

Data shown above as of June 30, 2025
1 Total loans or commitments excluding credit card portfolio and mortgage warehouse

33

CLD: Quick recycling of capital given short duration of portfolio

Construction and Land Development (CLD)

By State



$2.8B
43%
29%
1%
2%
4%
12%
9%
Texas
Arkansas
Tennessee
Missouri
Oklahoma
Kansas
Other

Top 10 MSAs	% of Total Loans	% of Total Commitments
Dallas-Plano-Irving	10.6%	10.3%
Nashville-Davidson-Murfreesboro	8.2%	10.0%
Houston-Sugarland-Baytown	8.7%	7.7%
Memphis	6.4%	5.4%
Little Rock-North Little Rock-Conway	5.7%	5.0%
Fort Worth-Arlington	4.4%	4.3%
Corpus Christi	2.7%	2.3%
Fayetteville-Springdale-Rogers	2.5%	2.5%
Orlando-Kissimmee-Sanford	2.3%	2.6%
Phoenix-Mesa-Glendale	1.2%	3.8%

Key Statistics	At 6/30/25
NPL Ratio	0.36%
Past Due 30+ Days	0.19%
Average Loan Size	$1.4M
Median Loan Size	$0.3M
Number of Loans <$1M	84%
Average LTV	56.4%
Weighted Average LTV	53.7%
Weighted Average Maturity	~20 months

CLD - Multifamily

By State



$0.9B
19%
40%
22%
14%
5%
Texas
Arkansas
Tennessee
Florida
Other

Key Statistics	At 6/30/25
NPL Ratio	0.02%
Past Due 30+ Days	0.00%
Average Loan Size	$19.2M
Median Loan Size	$20.3M
Number of Loans <$1M	30%
Average LTV	48.9%
Weighted Average LTV	49.5%
Weighted Average Maturity	~14 months

CLD - Industrial Warehouse (non-owner occupied)

By State



$0.5B
42%
24%
5%
6%
7%
16%
Texas
Tennessee
Missouri
Kansas
Florida
Other

Key Statistics	At 6/30/25
NPL Ratio	0.00%
Past Due 30+ Days	0.00%
Average Loan Size	$11.4M
Median Loan Size	$5.5M
Number of Loans <$1M	35%
Average LTV	41.1%
Weighted Average LTV	44.1%
Weighted Average Maturity	~13 months

Data shown above as of June 30, 2025

34

Credit Quality: Underlying credit metrics remain healthy

Key Credit Quality Metrics

	2Q24	3Q24	4Q24	1Q25	2Q25
Loans past due 30-89 days	0.15%	0.20%	0.22%	0.21%	0.17%
Net charge-off ratio	0.19%	0.22%	0.27%	0.23%	0.25%
NPL ratio *NPL ratio excluding Two Specific Credit Relationships[2]*	0.60%	0.59%	0.65%	0.89% *0.60%*	0.92% *0.63%*
NPA to total assets *NPA ratio excluding Two Specific Credit Relationships[2]*	0.39%	0.38%	0.45%	0.61% *0.42%*	0.62% *0.44%*
ACL to total loans	1.34%	1.35%	1.38%	1.48%	1.48%
Reserve for unfunded commitments	0.68%	0.70%	0.69%	0.66%	0.65%

Commentary

- Underlying credit metrics remain healthy
  - **17 bps** of loans past due 30-89 days, down 4 bps from 1Q25 levels
  - **25 bps** of net charge-offs in 2Q25; 3 bps associated with run-off portfolio[1]
  - **63 bps[2]** NPL ratio excluding Two Specific Credit Relationships
- Two Specific Credit Relationships represent **57% of our Top 10 NPLs**
  - Continue to work closely with borrowers on resolution strategies

Nonperforming Loans

$ in millions



$103.4
$15.6
$87.8
$101.7
$7.4
$94.3
$110.8
$5.5
$105.3
$152.4
$49.8
$3.8
$98.8
$157.2
$49.6
$3.5
$104.1
2Q24
3Q24
4Q24
1Q25
2Q25
Core Portfolio
Run-Off Portfolio
Two Specific Credit Relationships

Top 10 Nonperforming Loans

	Industry	Outstanding	ACL Reserve	Reserve %
1	CRE - Hotel	$26.7M	$16.8M	63%
2	CRE - Restaurant/C&I*	$22.9M	$13.9M	61%
3	CLD – Office	$8.5M	$2.2M	26%
4	CRE – Multifamily*	$6.8M	-	-
5	CRE - Ministorage	$6.8M	$1.0M	17%
6	CRE – Multifamily*	$5.2M	$1.1M	20%
7	C&I – Transportation	$2.7M	<$0.1M	2%
8	CRE – Owner Occupied	$2.6M	-	-
9	CRE – NOO Retail	$2.5M	-	-
10	C&I – Oil & Gas	$2.4M	$0.9M	38%

57% of Top 10 NPLs

1 "Run-off portfolio" consists of small ticket equipment finance and acquired asset based lending portfolios
2 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations
* Represents acquired relationship from recent bank acquisitions. In the case of restaurant/C&I, the CRE portion of the relationship was from the most recent bank acquisition
For purposes of the slides in this presentation, "Two Specific Credit Relationships" refers to the first two loans in the "Top 10 Nonperforming Loans" table on this slide

35

Credit Quality: Nonperforming and past due loans



Nonperforming Loans Evolution
$ in millions
$152.4
$(3.4)
$10.7
$1.7
$(4.2)
$0.4
$(0.2)
$(0.2)
$157.2
1Q25
RE - Construction
RE - Commercial
RE – Single Family
Commercial
Consumer & Other¹
Run-Off Portfolio
Two Specific Credit Relationships
2Q25

Nonperforming Loans / Total Loans[2]



Strategic decision to de-risk certain elements of the loan portfolio through the planned exit of particular acquired non-relationship credits
Annual
Quarterly
0.65%
0.96%
0.57%
0.37%
0.50%
0.65%
0.60%
0.59%
0.65%
0.89%
0.92%
0.60%
0.63%
NPL Ratio
NPL Ratio, excluding Two Specific Credit Relationships3
2019
2020
2021
2022
2023
2024
2Q24
3Q24
4Q24
1Q25
2Q25

Nonperforming Assets / Total Assets[2]



Annual
Quarterly
0.55%
0.64%
0.31%
0.23%
0.33%
0.45%
0.39%
0.38%
0.45%
0.61%
0.62%
0.42%
0.44%
NPA to Assets
NPA to Assets, excluding Two Specific Credit Relationships3
2019
2020
2021
2022
2023
2024
2Q24
3Q24
4Q24
1Q25
2Q25

Past Due 30-89 days / Total Loans[2]



Annual
Quarterly
0.24%
0.21%
0.11%
0.18%
0.24%
0.22%
0.15%
0.20%
0.22%
0.21%
0.17%
2019
2020
2021
2022
2023
2024
2Q24
3Q24
4Q24
1Q25
2Q25

Source: S&P Global Market Intelligence 2019 – 2024; Company Reports
1 Consumer & Other includes credit card, consumer-other, mortgage warehouse, agriculture and other loan portfolios
2 As of December 31, for each respective year shown above; quarterly data as of the end of the quarter for each respective period
3 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliations

36

Illustrative Pro Forma Balance Sheet

$ in thousands, except per share data	Reported 2Q25	Common Equity Capital Raise +	HTM Transfer to AFS +	Balance Sheet Repositioning =	Pro Forma 2Q25 +	Subordinated Debt Issuance +	Subordinated Debt Redemption =	Pro Forma Adjusted
Assets								
Cash and cash equivalents	$ 644,462	$ 326,993	$ -	$ (363,993)	$ 607,462	$ 296,500	$ (330,000)	$ 573,962
AFS Securities	2,405,320	$ -	2,929,625	(1,869,344)	3,465,601	-	-	3,465,601
HTM Securities	3,591,531	-	(3,591,531)	-	-	-	-	-
Total loans	17,128,068	-	-	-	17,128,068	-	-	17,128,068
Allowance for credit losses on loans	(253,537)	-	-	-	(253,537)	-	-	(253,537)
Net loans	16,874,531	-	-	-	16,874,531	-	-	16,874,531
Intangible assets	1,411,416	-	-	-	1,411,416	-	-	1,411,416
Other assets	1,766,360	-	160,843	(194,762)	1,732,441	-	-	1,732,441
Total Assets	**$ 26,693,620**	**$ 326,993**	**$ (501,063)**	**$ (2,428,099)**	**$ 24,091,451**	**$ 296,500**	**$ (330,000)**	**$ 24,057,951**
Liabilities and Stockholders' Equity								
Total deposits	21,824,990	-	-	(1,756,750)	20,068,240	-	-	20,068,240
Subordinated Debt	366,369	-	-	(37,000)	329,369	296,500	(329,369)	296,500
Other liabilities	953,051	-	-	(634,349)	318,702	-	-	318,702
Total Liabilities	**23,144,410**	**-**	**-**	**(2,428,099)**	**20,716,311**	**296,500**	**(329,369)**	**20,683,442**
Total Stockholders' Equity	**3,549,210**	**326,993**	**(501,063)**	**-**	**3,375,140**	**-**	**(631)**	**3,374,509**
Total Liabilities & Stockholders' Equity	**$ 26,693,620**	**$ 326,993**	**$ (501,063)**	**$ (2,428,099)**	**$ 24,091,451**	**$ 296,500**	**$ (330,000)**	**$ 24,057,951**
Tangible Assets[1]	25,282,204	326,993	(501,063)	(2,428,099)	22,680,035	296,500	(330,000)	22,646,535
Tangible Common Stockholders' Equity[1]	2,137,794	326,993	(501,063)	-	1,963,724	-	(631)	1,963,093
Shares of common stock outstanding	125,996	18,653	-	-	144,650	-	-	144,650
Tangible book value per common share[1]	$ 16.97	-	-	-	$ 13.58	-	-	$ 13.58
Consolidated Regulatory Capital								
CET1 Capital	2,551,006	326,993	-	(606,729)	2,271,270	-	-	2,271,270
Tier 1 Capital	2,551,006	326,993	-	(606,729)	2,271,270	-	-	2,271,270
Total Risk-Based Capital	2,977,454	326,993	-	(643,729)	2,660,718	300,000	(132,000)	2,828,718
Risk Weighted Assets	20,646,324	-	-	(943,205)	19,703,119	-	-	19,703,119
Assets for Leverage Ratio	25,606,135	326,993	(501,063)	(2,428,099)	23,003,966	-	-	23,003,966
Tangible Common Equity to Tangible Assets[1]	8.5%	-	-	-	8.7%	-	-	8.7%
Tier 1 Leverage Ratio	10.0%	-	-	-	9.9%	-	-	9.9%
CET1 Capital Ratio	12.4%	-	-	-	11.5%	-	-	11.5%
Total Risk-Based Capital Ratio	14.4%	-	-	-	13.5%	-	-	14.4%

Note: Consolidated regulatory capital used. Totals may not foot due to rounding

1 Non-GAAP measures that management believes aid in the discussion of results. See appendix for Non-GAAP reconciliation

37

Pro Forma Non-GAAP Reconciliations Reconciliation Illustrated for Balance Sheet Repositioning + Common Offering Pro Forma $ in millions 2Q25 Calculation of Adjusted Return on Average Assets Adjusted pro forma earnings1 $ 66.3 Average assets $ 26,645.1 Plus: Net offering proceeds 327.0 Less: Proceeds used to pay down wholesale funding (327.0) Less: Market value adjustment on HTM securities transferred to AFS (661.9) Less: Securities sold (2,369.3) Less: Net deferred tax asset / (liability) (33.9) Plus: Reinvestment in new securities 500.0 Total adjustments $ (2,565.2) Pro forma average assets $ 24,080.0 Pro forma return on average assets 1.08% Adjusted pro forma return on average assets 1.10% Calculation of Adjusted Return on Average Tangible Common Equity Adjusted pro forma earnings1 $ 66.3 Plus: Amortization of intangibles, net of tax 2.3 Total adjusted pro forma earnings $ 68.6 Average tangible common equity $ 2,132.9 Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501.1) Plus: Net offering proceeds 327.0 Total adjustments $ (174.1) Pro forma average tangible common equity $ 1,958.9 Pro forma return on average tangible common equity 13.8% Adjusted pro forma return on average tangible common equity 14.0% Pro Forma $ in millions 2Q25 Calculation of Adjusted Pre-Provision Net Revenue Adjusted pre-provision net revenue (non-GAAP)2 $ 77.3 Less: Foregone securities interest income (2.01% book yield) (15.9) Plus: Interest income on new securities (4.85% yield) 6.0 Plus: Interest expense on wholesale borrowings (4.43% cost) 26.4 Total adjustments $ 16.6 Pro forma pre-provision net revenue (non-GAAP)2 $ 92.2 Adjusted pro forma pre-provision net revenue (non-GAAP)2 $ 93.9 Calculation of Adjusted Net Interest Income Net interest income $ 171.8 Less: Foregone securities interest income (2.01% book yield) (15.9) Plus: Interest income on new securities (4.85% yield) 6.0 Plus: Interest expense on wholesale borrowings (4.43% cost) 26.4 Total adjustments $ 16.5 Pro forma net interest income $ 188.4 Note: Pro forma ratios presented on this slide are based on annualized 2Q25 pro forma earnings Note: An after-tax loss of $607 million would be recorded in the quarter of sale, which is excluded from the figures above 1 See slide 39 for reconciliation 38 2 See slide 43 for reconciliation Totals may not foot due to rounding

Pro Forma Non-GAAP Reconciliations Reconciliation Illustrated for Balance Sheet Repositioning + Common Offering Pro Forma $ in millions, except per share data 2Q25 Calculation of Adjusted Tangible Common Equity to Tangible Assets Ratio Total tangible common stockholders’ equity1 $ 2,137.8 Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501.1) Plus: Net offering proceeds 327.0 Pro forma total tangible common stockholders’ equity $ 1,963.7 Total tangible assets $ 25,282.2 Plus: Net offering proceeds 327.0 Less: Proceeds used to pay down wholesale funding (364.0) Less: Market value adjustment on HTM securities transferred to AFS (661.9) Less: Securities sold (2,369.3) Less: Net deferred tax asset / (liability) (33.9) Plus: Reinvestment in new securities 500.0 Pro forma total tangible assets $ 22,680.0 Pro forma tangible common equity to tangible assets 8.66% Calculation of Adjusted Tangible Book Value per Common Share Pro forma total tangible common stockholders’ equity $ 1,963.7 Shares of common stock outstanding 126.0 Plus: Shares issued in offering 18.7 Pro forma shares of common stock outstanding 144.6 Pro forma tangible book value per common share $ 13.58 Pro Forma $ in millions, except per share data 2Q25 Calculation of Adjusted Earnings Adjusted earnings2 $ 56.1 Less: Foregone securities interest income (2.35% FTE book yield) (18.6) Plus: Interest income on new securities (4.85% yield) 6.0 Plus: Interest expense on wholesale borrowings (4.43% cost) 26.4 Total adjustments $ 13.9 Tax effect2 (3.6) Total adjustments, net of tax $ 10.3 Adjusted pro forma earnings $ 66.3 1 Common stockholders’ equity to tangible common stockholders’ equity is provided on slide 42 2 Adjusted earnings is provided on slide 41 Totals may not foot due to rounding 39

Pro Forma Non-GAAP Reconciliations Pro Forma $ in thousands 2Q25 Calculation of Tangible Common Equity (TCE) Economic Capital Ratio Total tangible common stockholders’ equity1 $ 2,137,794 Plus: Common offering proceeds 326,993 Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501,063) Total adjusted tangible common stockholders’ equity $ 1,963,724 Total tangible assets $ 25,282,204 Plus: Common offering proceeds 326,993 Less: Securities sale and repositioning (2,428,099) Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501,063) Total adjusted tangible assets $ 22,680,035 Adjusted tangible common equity to tangible assets (non-GAAP)2 8.66% Calculation of Tier 1 Leverage Economic Capital Ratio Total tier 1 capital $ 2,551,006 Plus: Common offering proceeds 326,993 Less: Loss on securities sale and repositioning (606,729) Total adjusted tier 1 capital $ 2,271,270 Average assets for leverage ratio $ 25,606,135 Plus: Common offering proceeds 326,993 Less: Securities sale & repositioning (2,428,099) Less: Market value adjustment on HTM securities transferred to AFS, net of tax (501,063) Total adjusted average assets for leverage ratio $ 23,003,966 Tier 1 leverage ratio 9.96% Adjusted tier 1 leverage ratio 9.87% Pro Forma $ in thousands 2Q25 Calculation of CET1 Economic Capital Ratio Total tier 1 capital (CET1) $ 2,551,006 Plus: Common offering proceeds 326,993 Less: Loss on securities sale and repositioning (606,729) Total adjusted tier 1 capital (CET1) $ 2,271,270 Risk weighted assets $ 20,646,324 Less: Securities sale & repositioning (assuming 32.9% risk weighting) (943,205) Risk weighted assets $ 19,703,119 CET1 capital ratio 12.36% Adjusted CET1 capital ratio 11.53% Calculation of Total-Risk Based Economic Capital Ratio Total risk-based capital $ 2,977,454 Plus: Common offering proceeds 326,993 Less: Loss redemption of Spirit subordinated debt $ (37,000) Less: Loss on securities sale and repositioning (606,729) Total adjusted risk-based capital $ 2,660,718 Risk weighted assets $ 20,646,324 Less: Securities sale & repositioning (assuming 32.9% risk weighting) (943,205) Risk weighted assets $ 19,703,119 Total risk-based capital ratio 14.42% Adjusted total risk-based capital ratio 13.50% 1 Common stockholders’ equity to tangible common stockholders’ equity is provided on slide 42 2 In this presentation, adjusted tangible common equity to tangible assets is also referred to as “Economic TCE Ratio” 40

Non-GAAP Reconciliations 2Q 3Q 4Q 1Q 2Q $ in thousands, except per share data 2024 2024 2024 2025 2025 Calculation of Adjusted Earnings1 Net Income $ 40,763 $ 24,740 $ 48,319 $ 32,388 $ 54,773 Certain items Branch right sizing, net 519 410 1,581 994 163 Loss (gain) on sale of securities—28,393 — -Early retirement program 118 (1) 200—1,594 FDIC special assessment 283 — —Termination of vendor and software services 615 (13) — -Tax effect2 (401) (7,524) (466) (260) (459) Certain items, net of tax 1,134 21,265 1,315 734 1,298 Adjusted earnings (non-GAAP) $ 41,897 $ 46,005 $ 49,634 $ 33,122 $ 56,071 Calculation of Earnings and Adjusted Earnings per Diluted Share1 Earnings available to common shareholders $ 40,763 $ 24,740 $ 48,319 $ 32,388 $ 54,773 Diluted earnings per share $ 0.32 $ 0.20 $ 0.38 $ 0.26 $ 0.43 Adjusted earnings available to common shareholders (non-GAAP) $ 41,897 $ 46,005 $ 49,634 $ 33,122 $ 56,071 Adjusted diluted earnings per share (non-GAAP) $ 0.33 $ 0.37 $ 0.39 $ 0.26 $ 0.44 Average Diluted Shares Outstanding 125,758,166 125,999,269 126,232,084 126,336,557 126,406,879 1 In this presentation, “Adjusted Earnings” may also be referred to as “Adjusted Net Income” 2 Effective tax rate of 26.135% 41

Non-GAAP Reconciliations 2Q 3Q 4Q 1Q 2Q $ in thousands, except per share data 2024 2024 2024 2025 2025 Calculation of Book Value and Tangible Book Value per Common Share Total common stockholders’ equity $ 3,458,869 $ 3,528,833 $ 3,528,872 $ 3,531,485 $ 3,549,210 Intangible assets: Goodwill (1,320,799) (1,320,799) (1,320,799) (1,320,799) (1,320,799) Other intangible assets (104,943) (101,093) (97,242) (93,714) (90,617) Total intangible assets (1,425,742) (1,421,892) (1,418,041) (1,414,513) (1,411,416) Tangible common stockholders’ equity (non-GAAP) $ 2,033,127 $ 2,106,941 $ 2,110,831 $ 2,116,972 $ 2,137,794 Shares of common stock outstanding 125,487,520 125,554,598 125,651,540 125,926,822 125,996,248 Book value per common share $ 27.56 $ 28.11 $ 28.08 $ 28.04 $ 28.17 Tangible book value per common share (non-GAAP) $ 16.20 $ 16.78 $ 16.80 $ 16.81 $ 16.97 Market value adjustment on HTM securities transferred to AFS, net of tax (501,063) Adjusted tangible common stockholders’ equity (non-GAAP) $ 1,636,731 Shares of common stock outstanding 125,996,248 Adjusted tangible book value per common share (non-GAAP) $ 12.99 2Q $ in thousands 2025 Calculation of Adjusted Return on Average Tangible Common Equity Adjusted earnings (non-GAAP)1 $ 56,071 Amortization of intangibles, net of tax 2,289 Total adjusted earnings available to common stockholders $ 58,360 Average tangible common stockholders’ equity $ 2,132,932 Adjusted return on average tangible common equity 10.97% 1 See slide 41 for reconciliation 42

Non-GAAP Reconciliations

$ in thousands	2Q 2024	3Q 2024	4Q 2024	1Q 2025	2Q 2025
Calculation of Pre-Provision Net Revenue (PPNR)					
Net interest income	$ 153,905	$ 157,712	$ 164,942	$ 163,422	$ 171,824
Noninterest income	43,299	17,130	43,558	46,155	42,354
Less: Noninterest expense	139,354	137,193	141,117	144,580	138,589
Pre-Provision net revenue (PPNR) (non-GAAP)	$ 57,850	$ 37,649	$ 67,383	$ 64,997	$ 75,589
Calculation of Adjusted Pre-Provision Net Revenue					
Pre-Provision net revenue (PPNR) (non-GAAP)	$ 57,850	$ 37,649	$ 67,383	$ 64,997	$ 75,589
Plus: (Gain) loss on sale of securities	-	28,393	-	-	-
Plus: Branch right sizing costs, net	519	410	1,581	994	163
Plus: FDIC special assessment	283	-	-	-	-
Plus: Early retirement program	118	(1)	200	-	1,594
Plus: Termination of vendor and software services	615	(13)	-	-	-
Adjusted pre-provision net revenue (non-GAAP)	$ 59,385	$ 66,438	$ 69,164	$ 65,991	$ 77,346
Calculation of Total Revenue and Adjusted Total Revenue					
Net Interest Income (GAAP)	$ 153,905	$ 157,712	$ 164,942	$ 163,422	$ 171,824
Noninterest Income (GAAP)	43,299	17,130	43,558	46,155	42,354
Total Revenue (non-GAAP)	$ 197,204	$ 174,842	$ 208,500	$ 209,577	$ 214,178
Total Revenue (non-GAAP)	$ 197,204	$ 174,842	$ 208,500	$ 209,577	$ 214,178
Less: Gain (loss) on sales of securities	-	(28,393)	-	-	-
Adjusted Total Revenue (non-GAAP)	$ 197,204	$ 203,235	$ 208,500	$ 209,577	$ 214,178
Calculation of Adjusted Noninterest Expense					
Noninterest Expense (GAAP)	$ 139,354	$ 137,193	$ 141,117	$ 144,580	$ 138,589
Less: Branch right sizing expense	519	410	1,581	994	163
Less: Early retirement program	118	(1)	200	-	1,594
Less: FDIC special assessment	283	-	-	-	-
Less: Termination of vendor and software services	615	(13)	-	-	-
Adjusted Noninterest Expense (non-GAAP)	$ 137,819	$ 136,797	$ 139,336	$ 143,586	$ 136,832

43

Non-GAAP Reconciliations

$ in thousands	2Q 2024	1Q 2025	2Q 2025
Calculation of Uninsured, Non-Collateralized Deposit Coverage Ratio			
Uninsured deposits at Simmons Bank	$ 8,186,903	$ 8,614,833	$ 8,407,847
Less: Collateralized deposits (excluding portion that is FDIC insured)	2,835,424	3,005,328	2,691,215
Less: Intercompany eliminations	943,979	1,073,500	1,121,932
Total uninsured, non-collateralized deposits (non-GAAP)	$ 4,407,500	$ 4,536,005	$ 4,594,700
FHLB borrowing availability	$ 4,910,000	$ 4,432,000	$ 5,133,000
Unpledged securities	4,145,000	4,197,000	3,697,000
Fed funds lines and Fed discount window	2,065,000	1,780,000	1,894,000
Additional liquidity sources	$ 11,120,000	$ 10,409,000	$ 10,724,000
Uninsured, non-collateralized deposit coverage ratio (non-GAAP)	2.5x	2.3x	2.3x
Calculation of Net Charge-Off Ratio, Excluding Run-Off Portfolio			
Net charge-offs	$ 8,077	$ 9,648	$ 10,576
Less: Net charge-offs from run-off portfolio	6,700	1,900	1,100
Net charge-offs excluding run-off portfolio (non-GAAP)	$ 1,377	$ 7,748	$ 9,476
Average total loans	$ 17,101,799	$ 16,920,050	$ 17,046,802
Net charge-offs as a percentage of average total loans (annualized) (NCO ratio)	0.19%	0.23%	0.25%
NCO ratio excluding NCOs associated with run-off portfolios (annualized) (non-GAAP)	0.03%	0.19%	0.22%

44

Non-GAAP Reconciliations 1Q 2Q $ in thousands 2025 2025 Calculation of NPL ratio, excluding Two Specific Credit Relationships Nonperforming loans $ 152,391 $ 157,162 Less: Two Specific Credit Relationships 49,761 49,572 Nonperforming Loans, excluding Two Specific Credit Relationships (non-GAAP) $ 102,630 $ 107,590 Total loans $ 17,094,078 $ 17,111,096 Less: Two Specific Credit Relationships 49,761 49,572 Total Loans, excluding Two Specific Credit Relationships (non-GAAP) $ 17,044,317 $ 17,061,524 Nonperforming loans ratio (NPL Ratio) 0.89% 0.92% NPL ratio, excluding Two Specific Credit Relationships (non-GAAP) 0.60% 0.63% Calculation of NPA to Total Assets, excluding Two Specific Credit Relationships Nonperforming assets $ 162,345 $ 166,715 Less: Two Specific Credit Relationships 49,761 49,572 Nonperforming Assets, excluding Two Specific Credit Relationships (non-GAAP) $ 112,584 $ 117,143 Total assets $ 26,792,991 $ 26,693,620 Less: Two Specific Credit Relationships 49,761 49,572 Total Assets, excluding Two Specific Credit Relationships (non-GAAP) $ 26,743,230 $ 26,644,048 Nonperforming assets to total assets 0.61% 0.62% Nonperforming assets to total assets, excluding Two Specific Credit Relationships (non-GAAP) 0.42% 0.44% 2Q $ in thousands 2025 Calculation of Return on Average Assets and Adjusted Return on Average Assets Net income $ 54,773 Adjusted earnings (non-GAAP)1 $ 56,071 Average total assets $ 26,645,131 Return on average assets 0.82% Adjusted return on average assets (non-GAAP) 0.84% 1 See slide 41 for reconciliation 45

Fixed Income Investor Presentation September 2025